Exhibit 99.1

Source: Whitestone REIT

Whitestone REIT Announces Quarterly Dividend of $0.15 Per Share, Payable in Three Monthly Payments of $0.05 Per Share

HOUSTON, April 17, 2007 (PRIME NEWSWIRE) -- Whitestone REIT (formerly Hartman Commercial Properties REIT), which owns and manages 36 commercial properties in Texas, announced today that the Board of Trustees had approved a dividend of $0.15 per common share for the first quarter of 2007. The dividend is payable in three payments of $.05 per share, with the first payment having been made on April 5, 2007. The remaining two dividend payments will be made on or about May 1, and June 1, 2007.

Chairman and Interim Chief Executive Officer James Mastandrea said, "We continue to pay our dividend at $0.15 per quarter, which represents a 6% annual rate, based on a $10 per share price in anticipation of the strengthening of our balance sheet and leasing activity."

Mastandrea added, "The company's acquisition program is under way and we are hoping to announce a new acquisition in the near future."

Whitestone REIT's strategic plan provides for profitable growth by making investments in attractive commercial properties outside of Texas in cities with exceptional demographics in order to diversify market risk; selling assets that have little or no growth potential; adding value to currently owned properties that have upside potential through capital improvements; and raising additional equity in the capital markets.

About Whitestone REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT: Whitestone REIT
Dick Vaughan, Director of Marketing and Public Relations
713-827-9595, Ext. 3034